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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.   4 )*
                                             -----


                             TUSCARORA INCORPORATED
                    ----------------------------------------
                                (NAME OF ISSUER)


                        COMMON STOCK, without par value
                    ----------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   900902 10 7
                    ----------------------------------------
                                 (CUSIP NUMBER)


-----------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-I(b)

[ ] Rule 13d-I(c)

[X] Rule 13d-I(d)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSES OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


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CUSIP NO. 900902 10 7                                                       13G
          --------------------------


         -----------------------------------------------------------------------

   1     NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only).

                                      JACK FARKAS
                                      ###-##-####
         -----------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                        (A) [  ]
                                                                        (B) [  ]
         -----------------------------------------------------------------------

   3     SEC USE ONLY

                                  United States of America
         -----------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION


         -----------------------------------------------------------------------

                             5        SOLE VOTING POWER
                                      403,000
        NUMBER OF            ---------------------------------------------------
         SHARES              6        SHARED VOTING POWER
      BENEFICIALLY                    0
        OWNED BY             ---------------------------------------------------
          EACH               7        SOLE DISPOSITIVE POWER
        REPORTING                     403,000
         PERSON              ---------------------------------------------------
          WITH               8        SHARED DISPOSITIVE POWER
                                      0
                             ---------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             403,000
         -----------------------------------------------------------------------
  10     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         (See Instructions)

         -----------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                             4.31%
         -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON (See Instructions)
                             IN
         -----------------------------------------------------------------------


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                                                                   SCHEDULE 13-G

ITEM 1(A):        NAME OF ISSUER:

                  TUSCARORA INCORPORATED (THE "COMPANY")


ITEM 1(B):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  800 FIFTH AVENUE
                  P.O. BOX 448
                  NEW BRIGHTON, PA 15066

ITEM 2(A):        NAME OF PERSON FILING:

                  JACK FARKAS


ITEM 2(B):        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                  THE ADDRESS OF THE RESIDENCE OF THE UNDERSIGNED IS:

                  6315 FORBES AVENUE
                  PITTSBURGH, PA 15217


ITEM 2(C):        CITIZENSHIP:

                  UNITED STATES OF AMERICA


ITEM 2(D):        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, WITHOUT PAR VALUE (THE "COMMON STOCK")


ITEM 2(E):        CUSIP NUMBER:

                  900902    10    7


ITEM 3:           STATEMENT FILED PURSUANT TO RULE 13D-1(B) OR RULE 13D-2(B)

                  NONE OF THE CATEGORIES IS APPLICABLE TO THE UNDERSIGNED


ITEM 4:           OWNERSHIP:


                  AS CALCULATED UNDER RULE 13D-3, I BENEFICIALLY OWNED, AS OF DECEMBER 31, 1999, 403,000 SHARES, OR 4.31% OF THE COMMON STOCK. I HAVE SOLE VOTING POWER AND SOLE INVESTMENT POWER WITH RESPECT TO ALL 403,000 SHARES.


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                                                                   SCHEDULE 13-G


ITEM 5:           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  INAPPLICABLE


ITEM 6:           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  NONE


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  INAPPLICABLE


ITEM 8:           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  INAPPLICABLE


ITEM 9:           NOTICE OF DISSOLUTION OF GROUP:

                  INAPPLICABLE


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                                                                   SCHEDULE 13-G


ITEM 10:          CERTIFICATION

                  INAPPLICABLE


                                   SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT WITH RESPECT TO ME IS TRUE, COMPLETE AND CORRECT.



                  DATED: FEBRUARY 14, 1999   /S/ JACK FARKAS
                                            ------------------------------------
                                                JACK FARKAS




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